Exhibit 23.2

We hereby consent to the use in this Registration Statement on Form S-4 of Resolution Performance Products LLC of our report dated February 26, 2002 relating to the financial statements and financial statement schedule, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/  PRICEWATERHOUSECOOPERS LLP

Houston, Texas
January 14, 2003